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                                ESCROW AGREEMENT


         This Escrow Agreement ("Agreement") is made this 24 day of April, 2002, by and between Western Plains Energy, L.L.C., a Kansas limited liability company ("Western Plains Energy"), and First National Bank Trust Department of Goodland, a nationally chartered banking corporation, with an office located in Goodland, Kansas ("Escrow Agent").


                                R E C I T A L S:

         A. Western Plains Energy was formed for the purpose of investing funds in an ethanol plant to be located in Gove County, Kansas.

         B. Western Plains Energy intends to sell Class A and B capital units in accordance with the terms and conditions of a Prospectus.

         C. Pursuant to the terms and conditions of the Prospectus, Western Plains Energy has committed to escrow the proceeds of the Class A and B capital units sold to investors.


         D. Escrow Agent is willing to hold the escrow account and serve as Escrow Agent, in accordance with the terms and conditions provided in this Escrow Agreement.



         E. Escrow Agent and Western Plains Energy previously entered into a Escrow Agreement, dated November 30, 2001, and intend for this Agreement to replace that agreement in its entirety, including all rights and obligations of the parties provided in that agreement, except that all fees previously paid by Western Plains Energy under that agreement shall be applied to fees owed under this Agreement.


         NOW, THEREFORE, the parties agree as follows:

         1. ESTABLISHMENT OF ESCROW ACCOUNT. Western Plains Energy shall open and maintain an escrow account with Escrow Agent. The escrow account shall be an interest bearing account, and shall earn interest at the rate offered from time to time by Escrow Agent.

         2. ESCROW ACCOUNT AUTHORIZATIONS. Only officers of the Escrow Agent shall be entitled to withdraw funds from the escrow account as provided herein. Western Plains Energy shall deliver to Escrow Agent for deposit in the escrow account all funds checks, bank money orders, etc., received by Western Plains Energy from the sale of Class A and B capital units. All checks, bank money orders, etc. shall be made payable to "Western Plains Energy Escrow Account." Western Plains Energy shall deliver to Escrow Agent with each investor's funds, the investor's name, address and amount of investment. Escrow Agent shall maintain this information in its records for the purpose of returning to each investor the investor's funds in the event that the minimum equity offering of $15,735,000.00 is not subscribed by March 31, 2003, as provided in Paragraph 4 of this Agreement.

         3. INVESTMENT OF DEPOSITED FUNDS. The Escrow Agent shall invest all funds received and deposited in the Escrow Account in (i) United States government securities; (ii) United States government agency securities; or (iii) certificates of deposit issued by banks or savings institutions whose deposits are insured by the Federal Deposit Insurance Corporation. Any investment of deposited funds must be made in recognition that offering proceeds must be able to be transmitted promptly to Western Plains Energy or the investors if the stated condition are met. The following securities are not permissible as investments: (1) money market funds; (2)

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corporate equity or debt securities; (3) repurchase agreements; (4) bankers acceptance; (5) commercial paper; and (6) municipal securities.


         4. WITHDRAWALS FROM ESCROW ACCOUNT. Western Plains Energy shall not withdraw funds from the Escrow Account for use by Western Plains Energy prior to the time that the following conditions are met (the "Release Conditions"): (a) Western Plains Energy closes the offering and has obtained signed Subscription Agreements for sales of Class A and B capital units totaling at least $15,735,000.00; (b) Western Plains Energy has obtained a commitment letter for financing construction and operation of the ethanol plant; (c) there shall not be any legal orders prohibiting the offering, or orders from the United States Securities and Exchange Commission revoking the effectiveness of the Registration Statement related to the offering; and (d) Western Plains Energy has obtained the written consent of the Kansas Securities Commissioner authorizing that funds be released from escrow, as required by Kansas Administrative Regulations Section 81-7-1(e)(4)(6).


         5. TERMINATION OF ESCROW ACCOUNT. At such time as Western Plains Energy has met the Release Conditions, which shall be completed by March 31, 2003, Western Plains Energy's Board of Managers shall adopt a resolution instructing the Escrow Agent to terminate the Escrow Account and transfer all funds to other accounts maintained by Western Plains Energy. In the event that Western Plains Energy has not met the Release Conditions by March 31, 2003, then Western Plains Energy shall instruct the Escrow Agent to return to the investors all funds from the sale of Class A and B capital units held in the Escrow Account. Escrow Agent shall return to Western Plains Energy all interest earned on funds deposited in the Escrow Account, less any fees and expenses owed Escrow Agent by Western Plains Energy hereunder.

         6. ESCROW AGENT'S RELIANCE. Escrow Agent shall be under no duty or responsibility to make any inquiry or investigation as to the accuracy, adequacy, and shall be entitled to assume conclusively, correctness and completeness of any and all information given in any affidavit, statement, or other paper received by Escrow Agent under this Escrow Agreement, including, but not limited to the Prospectus. Escrow Agent shall be entitled to rely upon any notice, request, affidavit, approval, statement, consent or other paper believed by Escrow Agent to be genuine and to have been signed by the proper party or parties.

         7. HOLD HARMLESS. Escrow Agent shall not be liable to Western Plains Energy and/or any investor for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, excepting only its own intentional and deliberate misconduct.

         8. INDEMNIFICATION. Western Plains Energy agrees to defend, indemnify and hold Escrow Agent harmless from and against any and all claims, actions, judgments, losses, liabilities, obligations, damages, charges, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys' fees and expenses incurred by Escrow Agent (including such fees and expenses incurred in any litigation by or against any of the parties to this Escrow Agreement under this paragraph 8), arising directly or indirectly from, out of or incident to this Escrow Agreement, excepting only those accruing as a result of Escrow Agent's own intentional and deliberate misconduct.


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         9. ESCROW AGENT'S FEES. Escrow Agent shall be entitled to charge
Western Plains Energy a fee for providing services hereunder in accordance with the terms of Exhibit A attached hereto and incorporated herein by reference.

         10. TIME. Time is of the essence of this Agreement.

         11. APPLICABLE LAW. The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Kansas.

         12. BINDING EFFECT. This Agreement shall be binding upon the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have hereunto signed this Agreement.


WESTERN PLAINS ENERGY, L.L.C.                FIRST NATIONAL BANK TRUST
                                             DEPARTMENT OF GOODLAND



By /s/ Jeff Torluemke                        By /s/ Jerry Fairbanks
   ----------------------------                 -----------------------------
   Its  President                                Its  Senior Trust Officer
       ------------------------                      ------------------------


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